Exhibit 99.1

MAXIMUS Reports Fourth Quarter and Full Year Financial Results for Fiscal 2013

- Company Reiterates Fiscal 2014 Guidance -

RESTON, Va.--(BUSINESS WIRE)--November 15, 2013--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fourth quarter and fiscal year ended September 30, 2013.

Highlights for the fourth quarter and the full fiscal year include:

●	Fourth quarter revenue grew 28% to $384.3 million; GAAP diluted earnings per share from continuing operations increased 50% to $0.51; and adjusted diluted earnings per share increased 38% to $0.51.

●
Fiscal 2013 revenue grew 27% to $1.33 billion; GAAP diluted earnings per share from continuing operations increased 54% to $1.68; and adjusted diluted earnings per share from continuing operations increased 36% to $1.60.

●	Cash and cash equivalents totaled $125.6 million at September 30, 2013.

●	Signed contract awards reached a record level at $1.9 billion for fiscal 2013 and the sales pipeline remained strong at $2.4 billion at September 30, 2013.

For the fourth quarter of fiscal 2013, revenue increased 28% (30% on a constant currency basis) to $384.3 million, compared to revenue of $300.7 million reported for the same period last year, driven by growth in the Health Segment. Organic revenue growth was 23%. Fiscal 2013 fourth quarter income from continuing operations, net of taxes, totaled $35.6 million, or $0.51 per diluted share. This represents a 50% increase compared to $0.34 reported, on a GAAP basis, for the same period last year.

Revenue for fiscal year 2013 increased 27% (28% on a constant currency basis) to $1.33 billion compared to $1.05 billion reported for fiscal 2012. Fiscal 2013 included approximately $16.0 million in revenue from a terminated contract that the Company excluded from its fiscal 2013 guidance. Fiscal 2013 revenue grew 19% organically compared to the same period last year. Revenue increases for the fiscal year were driven by new work, the expansion of existing contracts, and the acquisition of PSI and Health Management.

For the full fiscal year, income from continuing operations, net of taxes, totaled $117.1 million, or $1.68 per diluted share. This included approximately $0.01 of net legal, settlement and acquisition-related expenses and $0.09 of benefit from a terminated contract that was recorded in the second quarter. Excluding the $0.08 contribution from these items, fiscal 2013 adjusted diluted earnings per share from continuing operations increased 36% to $1.60 compared to adjusted diluted earnings per share from continuing operations of $1.18 reported for fiscal 2012. The year-over-year increase to earnings for the quarter and the year is principally attributable to growth in the Health Segment. A reconciliation to this non-GAAP measure is included in the accompanying financial schedules.

“We are very pleased with the solid financial results for the fourth quarter and fiscal year. Over the last year, we achieved important milestones under our three long-term growth objectives of securing our fair share of work related to the Affordable Care Act, growing our federal services business, and expanding our international operations,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the fourth quarter of fiscal 2013 increased 49% to $271.0 million compared to the same period last year. The increase was driven by new work, including contracts supporting the Affordable Care Act in the United States, expansion on existing programs, and the Health Management acquisition. Health Services Segment operating income for the fourth quarter of fiscal 2013 increased 130% to $45.9 million (16.9% operating margin) and benefitted from transactional-based volume growth in the Company’s federal Medicare appeals business and in its state health operations. This compares to $20.0 million (11.0% operating margin) for the same period last year.

For the full fiscal year, Health Services Segment revenue increased 29% to $862.9 million compared to the same period last year. The increase was driven by new work, including contracts supporting the Affordable Care Act in the United States; expansion on existing programs; and, to a lesser extent, acquisitions. For fiscal 2013, Health Services Segment operating income increased 61% to $129.8 million (15.0% operating margin), compared to $80.6 million (12.0% operating margin) for fiscal 2012. Margin expansion in the year was driven principally by the accretive nature of the higher volumes in the Company’s federal Medicare appeals business.

Human Services Segment

Human Services Segment revenue for the fourth quarter of fiscal 2013 decreased 5% to $113.3 million compared to the same period last year. Human Services Segment operating income for the fourth quarter of 2013 decreased to $11.9 million (10.5% operating margin) compared to $21.8 million (18.3% operating margin) for the same period last year. The prior-year period included short-term work in the Company’s U.S. operations that bolstered both revenue and profit in the fourth quarter of fiscal 2012.

For the full fiscal year, Human Services Segment revenue increased 24% to $468.4 million compared to the same period last year, driven principally by the ongoing ramp-up in the United Kingdom, new work in Saudi Arabia and the PSI acquisition. Fiscal 2013 included $16.0 million in GAAP-basis revenue from a terminated contract that the Company excluded from its fiscal 2013 guidance. For the full fiscal year, Human Services Segment operating income totaled $58.1 million (12.4% operating margin) compared to $49.9 million (13.2% operating margin) for fiscal 2012. Both fiscal 2012 and fiscal 2013 included infrequently occurring benefits to operating income. In fiscal 2012, the segment benefitted primarily from reductions to the cost to complete a fixed-price contract, which offset the start-up losses in the United Kingdom. In fiscal 2013, excluding the $10.9 million benefit from the terminated contract, the ongoing margin improvement in the United Kingdom offset the expected lowered margins in Australia and lower margins in the U.S. operations.

Backlog, Sales and Pipeline

Record backlog was $3.4 billion at September 30, 2013, compared to $2.9 billion at September 30, 2012.

Signed contract awards reached a record level in fiscal 2013. Year-to-date signed contract awards at September 30, 2013 totaled $1.9 billion, of which a substantial portion was derived from new work. This compares to $1.4 billion reported for the same period last year. New contracts pending (awarded but unsigned) totaled $362 million at September 30, 2013.

Sales pipeline at September 30, 2013 was $2.4 billion (consisting of $358 million in proposals pending, $32 million in proposals in preparation, and $2.0 billion in opportunities tracking) and includes opportunities across multiple geographies and both segments. This is slightly lower compared to $2.6 billion in sales pipeline reported for the same period last year, due to opportunities converting into new sales. On a sequential basis, the pipeline is slightly higher compared to the third fiscal quarter of 2013.

Balance Sheet and Cash Flows

Cash and cash equivalents at September 30, 2013 totaled $125.6 million, of which approximately 60% were held overseas. For the fourth quarter of fiscal 2013, cash provided by operating activities from continuing operations totaled $32.4 million, with free cash flow of $8.7 million. For the full fiscal year, cash provided by operating activities from continuing operations totaled $121.6 million, with free cash flow of $59.4 million. Days Sales Outstanding (DSO) from continuing operations were 69 days and remain within the Company’s previously stated range of 65 to 80 days.

On August 30, 2013, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 8, 2013, the Company announced a $0.045 per share cash dividend, payable on November 29, 2013 to shareholders of record on November 15, 2013.

MAXIMUS repurchased 145,600 shares of the Company’s common stock for approximately $5.5 million during the fourth quarter of fiscal 2013. For the full year, MAXIMUS repurchased 974,498 shares for approximately $32.5 million. At September 30, 2013, the Company had approximately $97 million available for future repurchases under its Board-authorized share repurchase program. All amounts reflect the stock split on June 28, 2013.

Outlook

MAXIMUS is formalizing its fiscal year 2014 revenue and earnings guidance. The Company continues to expect fiscal year 2014 revenue to range between $1.555 billion and $1.650 billion and diluted earnings per share to range between $1.75 and $1.85. This guidance does not include any future mergers and acquisition activity or any significant legal expenses or recoveries.

Mr. Montoni concluded, “With our formalized fiscal 2014 guidance in place, we continue to focus on the areas where we can best maximize shareholder value. We continue to see opportunities in the U.S. and abroad that dovetail nicely with our core capabilities, and we remain confident about our continued growth into fiscal 2014 and beyond.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 15, 2013, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 29, 2013. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 422475

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 12,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flow, adjusted diluted earnings per share from continuing operations, constant currency and organic growth. We also adjust certain revenue and operating income comparatives to reflect the one-time benefit of a contract termination in the current year.

We have provided a reconciliation of free cash flow to cash provided by operating activities from continuing operations. We believe that free cash flow is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring PSI and Health Management, as well as net legal and settlement expenses.

To provide constant currency information, we calculate fiscal year 2013 revenue for all international businesses using the exchange rates used in fiscal year 2012. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

In order to calculate organic growth, we remove the revenue from the acquired businesses from all periods being compared. We believe organic growth provides a useful basis for assessing the performance of the underlying business.

We have provided a reconciliation of revenue and operating income adjusted for the effects of a termination of a contract. We believe that the presentation of these numbers provides a useful basis for assessing the performance of this segment compared to prior periods or the results of our competitors.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, diluted earnings per share, revenue growth or net income as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenue	$384,339	$300,737	$1,331,279	$1,050,145
Cost of revenue	266,840	216,108	945,246	762,202
Gross profit	117,499	84,629	386,033	287,943
Selling, general and administrative expenses	59,763	42,810	197,859	157,402
Acquisition-related expenses	668	766	2,168	2,876
Legal and settlement expenses/(recoveries), net	—	1,080	(202)	90
Operating income from continuing operations	57,068	39,973	186,208	127,575
Interest and other income, net	407	1,084	2,851	4,176
Income from continuing operations before income taxes	57,475	41,057	189,059	131,751
Provision for income taxes	21,883	17,303	71,934	55,652
Income from continuing operations	35,592	23,754	117,125	76,099

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(38)	—	(635)	—
Gain (loss) on disposal	72	(83)	241	34
Income (loss) from discontinued operations	34	(83)	(394)	34

Net income	$35,626	$23,671	$116,731	$76,133

Basic earnings (loss) per share:
Income from continuing operations	$0.52	$0.35	$1.72	$1.12
Income (loss) from discontinued operations	—	—	(0.01)	—
Basic earnings per share	$0.52	$0.35	$1.71	$1.12

Diluted earnings (loss) per share:
Income from continuing operations	$0.51	$0.34	$1.68	$1.09
Income (loss) from discontinued operations	—	—	(0.01)	—
Diluted earnings per share	$0.51	$0.34	$1.67	$1.09

Dividends per share	0.045	0.045	0.18	0.18

Weighted average shares outstanding:
Basic	68,157	68,089	68,165	67,734
Diluted	69,950	70,066	69,893	69,611

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,
	2013	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$125,617	$189,312
Restricted cash	12,176	11,593
Accounts receivable—billed, net	272,636	172,705
Accounts receivable—unbilled	20,320	10,539
Prepaid income taxes	358	3,800
Deferred income taxes	26,443	22,207
Prepaid expenses and other current assets	32,049	33,061
Total current assets	489,599	443,217

Property and equipment, net	77,710	58,798
Capitalized software, net	40,456	27,390
Goodwill	171,867	112,032
Intangible assets, net	42,039	25,330
Deferred contract costs, net	14,318	9,284
Deferred income taxes	1,179	1,369
Deferred compensation plan assets	10,314	9,220
Other assets, net	10,496	8,653
Total assets	$857,978	$695,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$109,020	$73,128
Accrued compensation and benefits	83,280	56,105
Deferred revenue	53,137	45,501
Current portion of long-term debt	170	178
Income taxes payable	8,327	3,100
Other accrued liabilities	8,373	6,599
Total current liabilities	262,307	184,611
Deferred revenue, less current portion	32,953	34,075
Long-term debt	1,319	1,558
Acquisition-related contingent consideration, less current portion	388	406
Income taxes payable, less current portion	1,191	1,412
Deferred income taxes	16,359	10,384
Deferred compensation plan liabilities, less current portion	13,953	11,741
Total liabilities	328,470	244,187

Total shareholders’ equity	529,508	451,106
Total liabilities and shareholders’ equity	$857,978	$695,293

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands; Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$35,626	$23,671	$116,731	$76,133
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(34)	83	394	(34)
Depreciation and amortization	10,053	7,947	35,816	26,460
Deferred income taxes	(634)	1,355	2,396	(3,274)
Stock compensation expense	3,847	3,236	14,555	12,077
Changes in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable — billed	(43,020)	(14,297)	(93,092)	(7,213)
Accounts receivable — unbilled	(3,984)	1,996	(9,905)	2,214
Prepaid expenses and other current assets	30	2,227	(2,492)	(6,018)
Deferred contract costs	(2,622)	(2,540)	(5,073)	(1,221)
Accounts payable	15,198	9,759	31,678	6,485
Accrued compensation and benefits	14,367	1,372	21,308	(2,648)
Deferred revenue	9,244	(1,334)	6,304	9,827
Income taxes	(3,955)	(2,656)	2,034	6,885
Other assets and liabilities	(1,721)	(720)	903	(4,513)
Cash provided by continuing operations	32,395	30,099	121,557	115,160
Cash used in discontinued operations	(32)	—	(619)	—
Cash provided by operating activities	32,363	30,099	120,938	115,160

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(71,435)	—	(71,435)	(66,003)
Proceeds from settlement of final PSI price	—	—	3,380	—
Purchases of property and equipment	(18,711)	(6,485)	(43,580)	(18,369)
Capitalized software costs	(4,944)	(1,932)	(18,596)	(4,779)
Proceeds from note receivable	113	—	398	299
Proceeds from sale of discontinued operations	—	—	—	2,240
Cash used in investing activities — continuing ops	(94,977)	(8,417)	(129,833)	(86,612)

Cash flows from financing activities:
Cash dividends paid	(3,070)	(3,063)	(12,272)	(12,180)
Repurchases of common stock	(5,473)	(3,088)	(33,287)	(12,977)
Stock compensation tax benefit	5,889	3,793	10,569	7,268
Tax withholding related to RSU vesting	—	(19)	(8,868)	(4,464)
Stock option exercises	328	30	2,168	6,441
Repayment of long-term debt	(42)	(44)	(172)	(44)
Acquisition-related contingent consideration	—	(1,809)	—	(1,809)
Cash used in financing activities — continuing ops	(2,368)	(4,200)	(41,862)	(17,765)

Effect of exchange rate changes on cash and cash equivalents	2,688	2,930	(12,938)	5,579

Net increase/(decrease) in cash and cash equivalents	(62,294)	20,412	(63,695)	16,362

Cash and cash equivalents, beginning of period	187,911	168,900	189,312	172,950

Cash and cash equivalents, end of period	$125,617	$189,312	$125,617	$189,312

MAXIMUS, Inc.
SEGMENT INFORMATION – GAAP Basis
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,				Year Ended September 30,
	2013	% (1)	2012	% (1)	2013	% (1)	2012	% (1)

Revenue:
Health Services	$271,032	100%	$181,565	100%	$862,879	100%	$671,181	100%
Human Services	113,307	100%	119,172	100%	468,400	100%	378,964	100%
Total	384,339	100%	300,737	100%	1,331,279	100%	1,050,145	100%

Gross Profit:
Health Services	85,322	31.5%	44,533	24.5%	248,100	28.8%	172,456	25.7%
Human Services	32,177	28.4%	40,096	33.6%	137,933	29.4%	115,487	30.5%
Total	117,499	30.6%	84,629	28.1%	386,033	29.0%	287,943	27.4%

Selling, general, and administrative expense:
Health Services	39,384	14.5%	24,551	13.5%	118,266	13.7%	91,837	13.7%
Human Services	20,245	17.9%	18,274	15.3%	79,842	17.0%	65,565	17.3%
Corporate/Other	134	NM	(15)	NM	(249)	NM	—	NM
Total	59,763	15.5%	42,810	14.2%	197,859	14.9%	157,402	15.0%

Operating income from continuing operations:
Health Services	45,938	16.9%	19,982	11.0%	129,834	15.0%	80,619	12.0%
Human Services	11,932	10.5%	21,822	18.3%	58,091	12.4%	49,922	13.2%
Corporate/Other	(134)	NM	15	NM	249	NM	—	NM
Subtotal: Segment Operating Income	57,736	15.0%	41,819	13.9%	188,174	14.1%	130,541	12.4%
Legal, settlement and acquisition-related expenses, net	668	NM	1,846	NM	1,966	NM	2,966	NM
Total	$57,068	14.8%	$39,973	13.3%	$186,208	14.0%	$127,575	12.1%

(1) Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

Non-GAAP Measures

ADJUSTED REVENUE AND OPERATING INCOME
(Dollars in thousands)
(Unaudited)

Year Ended
September 30,
2013

Total company revenue	$1,331,279
Revenue from terminated contract	(16,035)

Total company revenue excluding terminated contract	$1,315,244

Total company operating income	$186,208
Operating income from terminated contract	(10,900)
Acquisition-related expenses	2,168
Legal and settlement recoveries (net)	(202)
Total company operating income, excluding terminated contract, acquisition-related expense, and legal and settlement recoveries	$177,274

Total company operating margin, excluding terminated contract, acquisition expenses, and legal and settlement recoveries	13.5%

Year Ended
September 30,
2013

Human Services revenue	$468,400
Revenue from terminated contract	(16,035)
Human Services revenue, excluding terminated contract	$452,365

Human Services operating income	$58,091
Operating income from terminated contract	(10,900)
Human Services operating income, excluding terminated contract	$47,191

Human Services operating margin, excluding terminated contract	10.4%

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2013 and FY 2012
(Unaudited)

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2012	2013	2013	2013	2013
Diluted EPS from continuing operations-GAAP basis	$0.31	$0.45	$0.40	$0.51	$1.68

Pro forma adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.01	–	0.01
Adjustment for terminated contract	–	(0.09)	–	–	(0.09)
Subtotal pro forma adjustments	–	(0.09)	0.01	–	(0.08)

Adjusted Diluted EPS from continuing operations	$0.31	$0.36	$0.41	$0.51	$1.60

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2011	2012	2012	2012	2012
Diluted EPS from continuing operations-GAAP basis	$0.26	$0.21	$0.29	$0.34	$1.09

Pro forma adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.02	0.01	0.03
Adjustment for tax accounts	–	0.03	–	0.02	0.06
Subtotal pro forma adjustments	–	0.03	0.02	0.03	0.09

Adjusted Diluted EPS from continuing operations	$0.26	$0.24	$0.31	$0.37	$1.18

FREE CASH FLOW
(Dollars in thousands; Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Cash provided by operating activities – continuing ops	$32,395	$30,099	$121,557	$115,160
Purchases of property and equipment	(18,711)	(6,485)	(43,580)	(18,369)
Capitalized software costs	(4,944)	(1,932)	(18,596)	(4,779)
Free cash flow	$8,740	$21,682	$59,381	$92,012

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com